Deutsche Small Cap Portfolio 10f-3 Transactions - Q1 2000

	Security Purchased    	Comparison Security    	Comparison Security
Issuer	SBA Communications Corp	Crown Castle Int'l	Spectrasite Holdings
Underwriters	Lehman Bros, DBSI, Salomon Smith Barney, Raymond James, Fidelity Capital Markets, DLJ, Dresdner Kleinwort Benson, RBC Dominion, Nesbitt Burns, SunTrust Equitable, Wachovia	Goldman Sachs, SSB, Lehman Bros, and others.	Morgan Stanley Dean Witter, Goldman Sachs, and others, including DBAB
Years of continuous operation, including predecessors	>3	>3	2.5
Security	SBAC	TWRS	SITE
Is the affiliate a manager or co-manager of offering?	Yes	n/a	Yes
Name of underwriter or dealer from which purchased	Lehman Bros	n/a	n/a
Firm commitment underwriting?	Yes	Yes	Yes
Trade date/Date of Offering	1/28/2000	5/12/1999	2/1/2000

Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 243,000,000.00	$ 367,500,000	$ 379,100,000
Total	$ 243,000,000.00	$ 367,500,000	$ 379,100,000

Public offering price	27.00	17.50	17.00
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	$ 1.41 (5.2%)	$ .70 (4%)	$ .8925 (5.25%)

Shares purchased	59,600	n/a	n/a
$ amount of purchase	$ 1,609,200.00	n/a	n/a

% of offering purchased by fund	0.662%	n/a	n/a
% of offering purchased by associated funds	0.000%	n/a	n/a
Total	0.662%	n/a	n/a